Exhibit 99.1

PENN TREATY AMERICAN ANNOUNCES THIRD QUARTER RESULTS;
EXCEEDS EXPECTATIONS

November 10, 2004 — Allentown, PA – Penn Treaty American Corporation (PTA-NYSE) today announced its third quarter financial results for the period ending September 30, 2004, reporting net income of $41.8 million or $0.48 per fully diluted share. The fully diluted share calculation incorporates all outstanding shares of the Company’s common stock as well as the anticipated conversion of the Company’s outstanding convertible debt and in-the-money options.

The results for the third quarter, 2004, include the following:

o	An after tax gain of $34.9 million, or $.40 per fully diluted share, attributable to a market gain recorded on the Company’s notional experience account due to declining interest rates;

o	After tax income of $6.6 million, or $.08 per fully diluted share, attributable to the Company’s core operations, which excludes the gain from the notional experience account. On a comparable basis, the Company recorded a loss of $2.6 million from its core operations in the third quarter of 2003.

The third quarter results from core operations are better than the Company’s expectations of $.05 per fully diluted share and were impacted by the following items:

o	The Company’s claims experience continues to be better than anticipated through the third quarter of 2004.

o	The Company has experienced a reduction in general and administrative expenses due to the implementation of expense reduction initiatives throughout 2004.

o	The Company is still experiencing a higher than expected level of persistency on its in-force business. As a result, the Company held a higher than anticipated level of active life reserves at the end of the third quarter of 2004. This partially offsets the favorable results in claims and general and administrative expenses described above.

During the third quarter, 2004, the Company recorded premium revenue of $80.3 million, including $2.9 million of first year collected premium. Approximately $5.1 million of annualized new policy premium was issued during the third quarter of 2004, which represents a 36% increase from the same period in 2003.

During the nine month period ended September 30, 2004, the Company recorded premium revenue of $241.8 million, including $8.3 million of collected first year premium revenue. Approximately $13.7 million of annualized new policy premium was issued during the first nine months of 2004, which represents a 52% increase from the same period in 2003.

For the nine months ended September 30, 2004, the Company recorded net income of $24.6 million, or $0.33 per fully diluted share. The results included an after tax gain of $16.6 million, or $0.19 per fully diluted share, attributable to a market gain recorded on the Company’s notional experience account due to declining market interest rates. In comparison, for the nine months ended September 30, 2003, the Company recorded net income of $772,000 or $.04 per fully diluted share. These results included an after tax gain of $5.8 million attributable to the Company’s notional experience account.

Book value at September 30, 2004, was $4.99 per share and fully converted book value (as measured following the anticipated future conversion of the Company’s outstanding convertible debt) was $3.29 at September 30, 2004. A reconciliation of book value to fully converted book value is as follows:

(amounts in thousands, except per share amounts)
Shareholders' equity	$203,264
Convertible debt, net of discount	79,252
Preferred interest on early conversion	1,291
Unamortized deferred offering costs	1,557

Shareholders' equity, fully converted	$285,364

Outstanding shares, as reported	40,706
Shares issuable upon conversion of debt	46,106	*

Outstanding shares, fully converted	86,812

Book value per share, as reported	$4.99

Book value per share, fully converted	$3.29

*	Does not include potential shares issued for preferred interest if the debt is converted prior to October 15, 2005.

William W. Hunt, President and C.E.O., stated, “Our third quarter results reflect the growing strength in our Company’s operations. Our sales growth remains modest based upon our internal expectations but continues to outpace the long-term care insurance industry. Our revised risk management protocols are clearly improving our ability to underwrite profitable new business and to realize value from our in-force book of business. Our new product offerings and expanded distribution growth initiatives will continue to give us the opportunity to profitably grow our market share into the future.”

The Company will host an investor conference call at 2:00 PM, EDT, Wednesday, November 10 to discuss its third quarter results. Investors and analysts should call 888.428.4471 in order to participate. The conference call will be available by replay until November 25, 2004 by calling 800.475.6701 with access code 755222. The Company also expects to make the call available via a downloadable file on its website, http://www.penntreaty.com.

Certain statements made by the Company in this press release may be considered forward looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of its operations will not differ materially from its expectations. An investment in the Company’s securities includes certain risks, which may be specific to the Company or to the long-term care insurance industry. Factors which could cause actual results to differ from expectations include, among others, the Company’s ability to comply with the Corrective Action Plan, the Florida Consent Order, the orders or directives of other states in which the Company does business or any special provisions imposed by states in connection with the resumption of writing new business, its ability to commute its reinsurance agreement and to recapture its reinsured policies and the accumulated notional experience account balance, its ability to meet its future risk-based capital goals, the adverse financial impact of suspending new business sales, its ability to raise adequate capital to meet regulatory requirements and to support anticipated growth, its ability to refinance, convert or repay its outstanding debt and associated interest requirements, the volatility of market interest rates and the resultant impact upon the Company’s notional experience account, the cost associated with recommencing new business sales, liquidity needs and debt obligations, the adequacy of its loss reserves and the recoverability of its DAC asset, its ability to sell insurance products in certain states, including California, its ability to resume generating new business in all states, its ability to comply with government regulations and the requirements which may be imposed by state regulators as a result of its capital and surplus levels, the ability of senior citizens to purchase its products in light of the increasing costs of health care, its ability to defend itself against adverse litigation, and its ability to recapture, expand and retain its network of productive independent agents, especially in light of the suspension of new business.

Contact:

Investor Relations
1.800.222.3469

Cameron Waite, Executive Vice President
cwaite@penntreaty.com

Mark Cloutier, Senior VP & Chief Financial Officer
mcloutier@penntreaty.com

PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES Consolidated Statements of Income (amounts in thousands, except per share data)
	Three Months Ended September 30,				Nine Months Ended September 30,
	2004		2003		2004		2003
Revenues:	(unaudite	d)	(unaudite	d)	(unaudite	d)	(unaudite	d)
Premium revenue	$80,309		$81,471		$241,795		$243,756
Net investment income	12,055		11,144		34,584		32,064
Net realized capital (loss) gain	(31)		16		148		265
Market gain (loss) on notional experience account	54,438		(34,540)		26,388		8,726
Change in preferred interest on early conversion liability	2,251		(354)		2,215		(267)
Other income	1,180		1,719		4,222		6,162

	150,202		59,456		309,352		290,706

Benefits and expenses:
Benefits to policyholders	56,151		63,763		172,906		188,803
Commissions	9,564		10,234		29,792		31,198
Net policy acquisition costs amortized	1,251		3,870		9,630		9,065
General and administrative expense	12,672		14,118		39,446		44,222
Expense and risk charges on reinsurance	2,807		2,768		8,422		8,305
Excise tax expense	730		961		2,259		2,136
Interest expense	1,851		2,225		7,838		5,807

	85,026		97,939		270,293		289,536

Income (loss) before federal income taxes	65,176		(38,483)		39,059		1,170
Federal income tax (provision) benefit	(23,371)		13,085		(14,491)		(398)

Net inomce (loss)	$41,805		$(25,398)		$24,568		$772

Basic earnings per share from net income (loss)	$1.03		$(1.20)		$0.68		$0.04
Diluted earnings per share from net income (loss)	$0.48		$(1.20)		$0.33		$0.04
Weighted average number of shares outstanding	40,621		21,099		36,362		20,026
Weighted average number of shares and share equivalents	86,872		21,099		85,392		20,026